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                                                                    EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT
             OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                         OF BOSTON LIFE SCIENCES, INC

        PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

          BOSTON LIFE SCIENCES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          1. The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on March 29, 1996 and amendments thereto were subsequently duly filed and recorded (the Amended and Restated Certificate of Incorporation together with such amendments shall be hereinafter referred to as the "Certificate").

          2. That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment (the "Amendment") to the Certificate:

     RESOLVED, that the Board of Directors hereby approves and recommends to the Company's stockholders that the first sentence of Article FOURTH of the Certificate be, and it hereby is, subject to stockholder approval at the 1999 Annual Meeting of Stockholders of the Corporation, amended and restated in its entirety to read as follows:

     "FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 31,000,000 to be divided into (a) 30,000,000 shares of Common Stock, par value $.01 per share, (b) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which 13,404 shares are designated as Series A Convertible Preferred Stock, par value $.01 per share, with the powers, preferences and other rights as described on Exhibit A attached hereto and made a part hereof."

     FURTHER RESOLVED, that all other provisions of the Certificate, as heretofore amended, and all exhibits, attachments and certificates to the Certificate shall remain unchanged and in full force and effect, including but not limited to, all Certificates of Designation, Decrease and Elimination relating to the Corporation's Preferred Stock.

          3. That thereafter a majority of the holders of the stock of the Corporation entitled to vote thereon voted in favor of the Amendment at a meeting of the stockholders duly held on June 28, 1999.

          4. That the foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

          IN WITNESS WHEREOF, said Boston Life Sciences, Inc. has caused this Certificate to be executed by its duly authorized officers this 28th day of June, 1999.

                                    BOSTON LIFE SCIENCES, INC.

                                    By:   /s/ S. David Hillson
                                          --------------------
                                          Name: S. David Hillson
                                          Title: Chief Executive Officer